Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS ONE OWENS CORNING PARKWAY TOLEDO, OHIO, USA 43659 419.248.8000	News

For Immediate Release

Media Contact:	Investor Contact:
Jason Saragian	Scott Deitz
419.248.8987	419.248.8935

Owens Corning Reaches Definitive Agreement to Sell Its

Siding Solutions Business for $371 Million

Sale Includes Norandex/Reynolds Distribution Business

Transaction Completes Previously Announced Strategic Review

TOLEDO, Ohio – July 17, 2007 – Owens Corning (NYSE: OC) announced today that it has reached a definitive agreement to sell its Siding Solutions business to Saint-Gobain for $371 million. The sale includes the company’s Norandex/Reynolds distribution business with 153 U.S. distribution centers in 38 states. Three vinyl siding manufacturing facilities in North America located in Claremont, N.C.; Joplin, Mo.; and London, Ontario are also part of the transaction.

“This sale completes the strategic review of our Siding Solutions business that we announced earlier this year,” said Dave Brown, president and chief executive officer. “We are thankful for the contributions of the 2,200 employees of Siding Solutions who have built the enterprise value of the business into what it is today. This divestiture is one of several actions we are taking across our company to increase our ability to generate consistent profitable growth that will drive shareholder value.”

UBS advised Owens Corning on this transaction, which is expected to close by the end of the third quarter.

Owens Corning’s strategic review of its Fabwel unit, the leading producer and fabricator of components and sidewalls for recreational vehicles and cargo trailers, continues. Fabwel is a unit within Owens Corning’s Composite Solutions segment.

Copyright © 2007 Owens Corning

About Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and manufactured stone veneer, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $6.5 billion in 2006 and 19,000 employees in 26 countries. Additional information is available at www.owenscorning.com.

Copyright © 2007 Owens Corning